SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) June 11, 2001
                                  -------------




                         HUGHES ELECTRONICS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE               0-26035                 52-1106564
----------------------------   -----------------------    -------------------
(State or other jurisdiction        (Commission            (I.R.S. Employer
 of incorporation or organization)   File Number)         Identification No.)




                          200 North Sepulveda Boulevard
                          El Segundo, California 90245
                         -------------------------------
                                 (310) 662-9688
                                ----------------
               (Address, including zip code, and telephone number,
        including area code, of registrants' principal executive office)























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ITEM 9. Forward Looking Information Relating to Hughes

      On June 11, 2001, Hughes Electronics Corporation (Hughes), issued a news release announcing that it is issuing new guidance for the second quarter and full year of 2001.


                      Hughes Announces Revised guidance for
                        Second Quarter and Full-Year 2001

      El Segundo, Calif., June 11, 2001 -- Hughes Electronics Corporation, a world-leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting, announced today that it is issuing new guidance for the second quarter and full year of 2001.

      "Sales at our national consumer electronics retailers, which are our primary distribution outlets for DIRECTV Systems, have been slower than we expected, in large part due to the softening economy," explained Jack A. Shaw, HUGHES chief executive officer. "In addition, we are seeing continued slowing in the contribution of subscribers from the rural markets that are served by the National Rural Telecommunications Cooperative (NRTC). As a result, we expect that our DIRECTV business in the United States will add fewer net subscribers than we originally anticipated this quarter, and for the full year.

      "We are also increasing our DIRECTV U.S. EBITDA1 guidance for the quarter and the full year because the lowered subscriber projections result in lower subscriber marketing expenses." Shaw continued.

      "To combat the slower retail sales in the United States, we are taking aggressive steps to strengthen the performance of all of our distribution partners, who include independent retailers and direct sales, in addition to our national consumer electronics retailers and Blockbuster. We have implemented a variety of marketing tactics, including aggressively targeting cable customers who have experienced large rate increases or poor service. We are also shifting our advertising and marketing focus to the more than 60 million television households where DIRECTV offers local channels and is truly a replacement for cable. In addition, we're adding a lease program through our direct sales channel, as well as continuing our efforts to reduce churn," Shaw stated. "We also anticipate positive results from our traditional third quarter offering of NFL SUNDAY TICKET(TM), - one of our strongest acquisition tools - which we will begin promoting in early August."

      "In addition, we are adjusting our projections for DIRECTV Latin America as we place a greater emphasis on reducing churn and attracting long-term profitable subscribers. As a result, we will be more selective in our pursuit of new subscribers and have accordingly reduced our current quarter and full-year subscriber projections. We also expect lower EBITDA losses."

      HUGHES' revised guidance is shown below. No changes were made to the guidance for PanAmSat and Hughes Network Systems (HNS). HUGHES' complete guidance is contained on the HUGHES web site at www.hughes.com.







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







---------------------------------------------------------------------------------------------
                             Prior             Revised           Prior            Revised
                            Q2 2001            Q2 2001       Full Year 2001    Full Year 2001
---------------------------------------------------------------------------------------------
HUGHES
  Revenues                    ~$2B               ~$2B        20 - 25% Growth    ~20% Growth
  EBITDA                   $80 - 100M         $80 - 100M      $550 - $650M     $575M - $650M

DIRECTV U.S.
  Revenues              $1.35B - $1.4B     $1.35B - $1.4B     $5.6 - $5.8B      $5.5 - $5.7B
  EBITDA                   $60 - 75M           ~$75M         $325M - $425M     $350M - $425M
  Net Subscribers          275 - 350K          ~175K           1.5 - 1.7M         ~1.3M
  Cumulative Subscribers  10.1 - 10.2          ~10M             11 - 11.2M        ~10.8M

DIRECTV Latin America
  Revenues                   ~$180M            ~$180M           ~$800M            ~$750M
  EBITDA                     ~$(35M)           ~$(35M)      $(90M) - (130M)      ~$(100M)

  Net Subscribers            ~100K              ~25K            ~500K             ~350K
  Cumulative Subscribers     ~1.5M             ~1,430K          ~1.8M            ~1,655K
---------------------------------------------------------------------------------------------


      HUGHES will be conducting a conference call with analysts to discuss its new guidance at 5:15 p.m. ET today. The dial-in number is 913-981-5517. The confirmation code is 692005. HUGHES invites reporters to participate in a listen-only mode. The call will be simultaneously webcast via the HUGHES web site at www.hughes.com. Investors are advised to allow 15 minutes prior to the call to register and download any necessary software. Following the completion of the call, the webcast will be archived on the Investor Relations portion of the HUGHES web site.

      Hughes Electronics Corporation is a unit of General Motors Corporation. The earnings of Hughes Electronics are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE:GMH).

      NOTE: Hughes Electronics Corporation believes that some of the foregoing statements may constitute forward-looking statements. When used in this report, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify such forward-looking statements and information. Important factors that may cause actual results of HUGHES to differ materially from the forward-looking statements in this report are set forth in the Form 10-Ks filed with the SEC by General Motors and HUGHES.
----------------------
1 EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization.



                                     # # # #



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   HUGHES ELECTRONICS CORPORATION

Dated:  June 11, 2001
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                                   By: s/Roxanne S. Austin
                                       ----------------------------
                                       Roxanne S. Austin
                                       Chief Financial Officer


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